                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

   Filed by the Registrant /X/
   Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                         Nike, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                                   NIKE, INC.
                               ONE BOWERMAN DRIVE
                          BEAVERTON, OREGON 97005-6453

                                                                 August 15, 2000

To Our Shareholders:

    You are cordially invited to attend the annual meeting of shareholders of NIKE, Inc. to be held at the Memorial Coliseum at the Rose Quarter, One Center Court, Portland, Oregon 97227, on Monday, September 18, 2000, at 10:00 A.M. Pacific Time. Registration will begin at 9:00 A.M.

    I believe that the annual meeting provides an excellent opportunity for shareholders to become better acquainted with NIKE and its directors and officers. I hope that you will be able to attend. Highlights of the meeting will be available on videotape by calling 1-800-640-8007 following the meeting.

    Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation.

                                           Sincerely,

                                           [/S/ PHILIP H. KNIGHT]

                                           Philip H. Knight
                                           CHAIRMAN OF THE BOARD,
                                           PRESIDENT, AND CHIEF EXECUTIVE
                                           OFFICER

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 18, 2000

To the Shareholders of NIKE, Inc.

    The annual meeting of shareholders of NIKE, Inc., an Oregon corporation, will be held on Monday, September 18, 2000, at 10:00 A.M., at the Memorial Coliseum at the Rose Quarter, One Center Court, Portland, Oregon 97227, for the following purposes:

    1.  To elect a Board of Directors for the ensuing year.

    2.  To approve an amendment to the NIKE, Inc. 1990 Stock Incentive Plan.

    3.  To reapprove the NIKE, Inc. Executive Performance Sharing Plan.

    4. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants.

    5.  To transact such other business as may properly come before the meeting.

    All shareholders are invited to attend the meeting. Shareholders of record at the close of business on July 24, 2000, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present an admission ticket enclosed in this Proxy Statement.

                       By Order of the Board of Directors

                                 JOHN E. JAQUA
                                   SECRETARY

Beaverton, Oregon
August 15, 2000

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, or vote by telephone or over the internet following the instructions on the proxy.

                                PROXY STATEMENT

    The enclosed proxy is solicited by the Board of Directors of NIKE, Inc. ("NIKE" or the "Company") for use at the annual meeting of shareholders to be held on September 18, 2000, and at any adjournment thereof (the "Annual Meeting"). The Company expects to mail this proxy statement and the enclosed proxy to shareholders on or about August 15, 2000.

    The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. The Company has retained ADP Investor Communications Services, 51 Mercedes Way, Edgewood, New York, to assist in the solicitation of proxies from nominees and brokers at an estimated fee of $8,000 plus related out-of-pocket expenses. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names.

    All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in the proxy. Where no instructions are given, shares will be voted FOR the election of each of the named nominees for director, FOR approval of the amendment to the NIKE, Inc. 1990 Stock Incentive Plan, FOR reapproval of the NIKE, Inc. Executive Performance Sharing Plan, and FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants. A shareholder may choose to strike the names of the proxy holders named in the enclosed proxy and insert other names.

    A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to John F. Coburn III, Assistant Secretary of NIKE, either an instrument of revocation or an executed proxy bearing a later date.

                               VOTING SECURITIES

    Holders of record of NIKE's Class A Common Stock ("Class A Stock") and holders of record of NIKE's Class B Common Stock ("Class B Stock"), at the close of business on July 24, 2000, will be entitled to vote at the Annual Meeting. On that date, 99,233,999 shares of Class A Stock and 170,419,518 shares of Class B Stock were issued and outstanding. Neither class of Common Stock has cumulative voting rights.

    Each share of Class A Stock and each share of Class B Stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting. With regard to Proposal 1, the election of directors, the holders of Class A Stock and the holders of Class B Stock will vote separately. Holders of Class B Stock are currently entitled to elect 25 percent of the total Board, rounded up to the next whole number. Holders of Class A Stock are currently entitled to elect the remaining directors. Under this formula, holders of Class B Stock, voting separately, will elect three directors, and holders of Class A Stock, voting separately, will elect eight directors. Holders of Class A Stock and holders of Class B Stock will vote together as one class on Proposals 2, 3 and 4.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    A Board of 11 directors will be elected at the Annual Meeting. All of the nominees were elected at the 1999 annual meeting of shareholders. Directors will hold office until the next annual meeting of shareholders or until their successors are elected and qualified.

    Thomas E. Clarke, Jill K. Conway and Delbert J. Hayes are nominated by management for election by the holders of Class B Stock. The other eight nominees are nominated by management for election by the holders of Class A Stock.

    Under Oregon law, if a quorum of each class of shareholders is present at the Annual Meeting, the eight director nominees who receive the greatest number of votes cast by holders of Class A Stock and the three director nominees who receive the greatest number of votes cast by holders of Class B Stock will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees listed below. If any nominee becomes unable to serve, the holders of the proxies may, in their discretion, vote the shares for a substitute nominee or nominees designated by the Board of Directors.

    Background information on the nominees as of July 15, 2000, appears below:

NOMINEES FOR ELECTION BY CLASS A SHAREHOLDERS

    RALPH D. DENUNZIO--Mr. DeNunzio, 68, a director of the Company since 1988, is President of Harbor Point Associates, Inc., New York, New York, a private investment and consulting firm. Mr. DeNunzio was employed by the investment banking firm of Kidder, Peabody & Co. Incorporated from 1953 to 1987, where he served as President from 1977 to 1986, as Chief Executive Officer from 1980 to 1987 and as Chairman of the Board of Directors from 1986 to 1987. Mr. DeNunzio served as Vice Chairman and Chairman of the Board of Governors of the New York Stock Exchange from 1969 to 1972 and was President of the Securities Industry Association in 1981. In 1970, Mr. DeNunzio headed the Securities Industry Task Force, which led to enactment of the Securities Investor Protection Act of 1970 and establishment of the Securities Investor Protection Corporation. He is also a director of FDX Corporation and Harris Corporation.

    RICHARD K. DONAHUE--Mr. Donahue, 73, a director since 1977, is Vice Chairman of the Board. He served as President and Chief Operating Officer of the Company from 1990 until 1994. He has been a partner in the law firm of Donahue & Donahue, Lowell, Massachusetts, since 1951. From 1961 to 1963, Mr. Donahue was an assistant to President John F. Kennedy. Mr. Donahue is a former President of the Massachusetts Bar Association and the New England Bar Association. He is a member of the John F. Kennedy Library Foundation. Mr. Donahue is a trustee of the Joyce Foundation and is a director of Courier Corp.

    DOUGLAS G. HOUSER--Mr. Houser, 65, a director since 1970, is an Assistant Secretary of the Company and has been a partner in the Portland, Oregon law firm of Bullivant, Houser, Bailey since 1965. Mr. Houser is a trustee of Willamette University and a Fellow in the American College of Trial Lawyers, and has served as a member of the Board of Governors and Treasurer of the Oregon State Bar Association and as a Director of the Rand Corporation, Institute for Civil Justice Board of Overseers.

    JOHN E. JAQUA--Mr. Jaqua, 79, a director since 1968, is Secretary of NIKE and has been a principal in the law firm of Jaqua & Wheatley, P.C., Eugene, Oregon, since 1962. Mr. Jaqua has served as President of the Oregon State Bar Association and as a State Delegate to the House of Delegates of the American Bar Association.

    PHILIP H. KNIGHT--Mr. Knight, 62, a director since 1968, is President, Chief Executive Officer and Chairman of the Board of Directors of NIKE. Mr. Knight is a co-founder of the Company and, except for the period from June 1983 through September 1984, served as its President from 1968 to 1990, and from June 2000 to present. Prior to 1968, Mr. Knight was a certified public accountant with Price Waterhouse and Coopers & Lybrand and was an Assistant Professor of Business Administration at Portland State University.

    CHARLES W. ROBINSON--Mr. Robinson, 80, a director since 1978, is Chairman and President of Robinson & Associates, Inc., Santa Fe, New Mexico, a venture capital firm. From January 1978 to January 1979, Mr. Robinson was Vice Chairman of the Board of Blyth, Eastman, Dillon & Co., Inc. and from March 1977 to December 1977, was Senior Managing Director of Kuhn Loeb & Co., Incorporated. Mr. Robinson served as Under-secretary of State for Economic Affairs from 1974 to 1976, at which time he was appointed Deputy Secretary of State. From 1964 to 1974, Mr. Robinson was President of Marcona Corporation. Mr. Robinson is also a director of Allen Telecom, Inc., and a trustee of The Brookings Institution.

    A. MICHAEL SPENCE--Dr. Spence, 56, a director since 1995, is a partner of Oak Hill Venture Partners. He was the Philip H. Knight Professor and Dean of the Graduate School of Business at Stanford University from 1990 to 1999. From 1984 to 1990 he was Dean of the Faculty of Arts and Sciences at Harvard University. He was professor of economics and business administration at Harvard University from 1977 to 1986. He is the author of three books and numerous articles on economics and business. He is a Fellow of the Econometric Society and was for six years Chairman of the National Research Council Board on Science, Technology and Economic Policy. Dr. Spence is also a director of Sun Microsystems, Inc., Siebel Systems, Inc., General Mills, Inc. eGain Communications Corp., Exult, Inc., Torstar Corporation, ITI Education Corporation.

    JOHN R. THOMPSON, JR.--Mr. Thompson, 58, a director since 1991, was head coach of the Georgetown University men's basketball team from 1972 until 1998. Mr. Thompson also serves as Assistant to the President of Georgetown for Urban Affairs. Mr. Thompson was head coach of the 1988 United States Olympic basketball team. He is a past President of the National Association of Basketball Coaches and presently serves on its Board of Governors.

NOMINEES FOR ELECTION BY CLASS B SHAREHOLDERS

    THOMAS E. CLARKE--Dr. Clarke, 49, a director since 1994, joined the Company in 1980, and serves as President of New Business Ventures of the Company. He was appointed divisional vice president in charge of marketing in 1987, elected corporate Vice President in 1989, appointed General Manager in 1990, and served as President and Chief Operating Officer from 1994 to 1999. Dr. Clarke previoiusly held various positions with the Company, primarily in research, design, development and marketing. Dr. Clarke holds a Doctorate degree in biomechanics.

    JILL K. CONWAY--Dr. Conway, 65, a director since 1987, is currently a Visiting Scholar with the Massachusetts Institute of Technology's Program in Science, Technology and Society, and Chairman elect of Lend Lease Inc., an Australian-based property company. Dr. Conway was President of Smith College, Northampton, Massachusetts, from 1975 to 1985. She was affiliated with the University of Toronto from 1964 to 1975, and held the position of Vice President, Internal Affairs from 1973 to 1975. Her field of academic specialty is history. Dr. Conway is currently a director of Merrill Lynch & Co., Inc., Allen Telecom, Inc., and Colgate-Palmolive Company. She is currently a trustee of Mount Holyoke College.

    DELBERT J. HAYES--Mr. Hayes, 66, a director since 1975, served as Executive Vice President of NIKE from 1980 to 1995. Mr. Hayes served as Treasurer and in a number of other executive positions with the Company from 1975 to 1980. Mr. Hayes was a partner with Hayes, Nyman & Co., certified public accountants, from 1970 to 1975. Prior to 1970, Mr. Hayes was a certified public accountant with Price Waterhouse for eight years.

BOARD OF DIRECTORS AND COMMITTEES

    The Board currently has an Executive Committee, an Audit Committee, a Personnel Committee, a Finance Committee, and a Compensation Plan Subcommittee of the Personnel Committee, and may also appoint other committees from time to time. There is currently no Nominating Committee. There were five meetings of the Board of Directors during the last fiscal year. Each director attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served.

    The Executive Committee of the Board is currently composed of Messrs. Knight (Chairman), Clarke, and Houser. The Executive Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board only when emergency issues or scheduling make it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee held no formal meetings during the fiscal year ended May 31, 2000, but took actions from time to time pursuant to written consent resolutions.

    The Audit Committee is currently composed of Mr. Hayes (Chairman), Mr. Houser and Dr. Spence. The Audit Committee reviews and makes recommendations to the Board regarding services provided by the independent accountants, reviews with the independent accountants the scope and results of their annual examination of the Company's consolidated financial statements and any recommendations they may have, and makes recommendations to the Board with respect to the engagement or discharge of the independent accountants. The Audit Committee also reviews the Company's procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting and financial controls, and the Company's policies concerning financial reporting and business practices. The Audit Committee met five times during the fiscal year ended May 31, 2000.

    The Personnel Committee is currently composed of Mr. DeNunzio (Chairman), Dr. Conway, Mr. Jaqua, Dr. Spence and Mr. Thompson. The Personnel Committee makes recommendations to the Board regarding officers' compensation, management incentive compensation arrangements and profit sharing plan contributions. The Personnel Committee met six times during the fiscal year ended May 31, 2000.

    The Finance Committee is currently composed of Messrs. Robinson (Chairman), DeNunzio, and Hayes. The Finance Committee considers long-term financing options and needs of the Company, long-range tax and currency issues facing the Company, and management recommendations concerning major capital expenditures and material acquisitions or divestments. The Finance Committee met five times during the fiscal year ended May 31, 2000.

    The Compensation Plan Subcommittee of the Personnel Committee is currently composed of Dr. Spence and Mr. Jaqua. The Subcommittee grants stock options and restricted stock bonuses under the NIKE, Inc. 1990 Stock Incentive Plan, and determines targets and awards under the NIKE, Inc. Executive Performance Sharing Plan and the NIKE, Inc. Long-Term Incentive Plan.

DIRECTOR COMPENSATION AND RETIREMENT PLAN

    Messrs. Knight and Clarke do not receive additional compensation for their services as directors. Directors are reimbursed for travel and other expenses incurred in attending Board meetings. No fee is paid for attending Compensation Plan Subcommittee meetings. In fiscal 2000, directors could make a one-time election to be compensated under either:

    (a) the existing method, which consists of a fee of $18,000 per year, plus $2,000 for each Board meeting attended, $1,000 for each committee meeting attended, medical insurance, and $500,000 of life insurance coverage, or

    (b) a revised compensation method, which consists of a fee of $36,000 per year, plus $2,000 for each Board meeting attended, $1,000 for each committee meeting attended, an annual grant of an option to purchase 1,000 shares of stock at the market price at grant, but no medical or life insurance benefits while serving or after retirement.

Messrs. DeNunzio, Houser, and Spence elected the latter revised compensation, and any new non-employee directors elected after fiscal 2000 will be compensated in this fashion.

    The Company has since 1989 provided certain retirement benefits to non-employee directors who retire after serving for five years or more. The plan has provided that after ten years of service by a director, the Company will provide such director for the remainder of his or her life with $500,000 of life insurance and medical insurance at the levels provided by the Company to all of its employees at the time the director retires. The plan has also provided that a director who has served for at least five years will receive an annual retirement cash payment for life, commencing on the later of age 65 or the date the director retires or ceases to be a member of the Board. The annual retirement cash payment ranges from $9,000 for five years of service up to a maximum of $18,000 for 10 or more years of service.

    In fiscal 2000, in an effort to reduce future retirement obligations, the Board of Directors approved a new retirement plan that allowed directors to make a one-time election to waive their future rights to annual retirement cash payments in exchange for a credit to a stock account under the Company's Deferred Compensation Plan equal to the lump sum present value of the payments based on the actuarial life expectency of each director. The number of shares of Class B Common Stock credited to each stock account was based on the market price of the stock on September 1, 1999. The three directors that chose the revised compensation method (b) above) were required to opt for the new retirement plan. All other directors, except for Messrs. Donahue and Robinson elected the new plan. The number of shares of Class B Common Stock credited to the stock accounts of each director was: Dr. Conway, 4,165; Mr. DeNunzio, 3,852; Mr. Hayes, 4,217; Mr. Houser, 4,243; Mr. Jaqua, 2,610; Dr. Spence, 1,220; and Mr. Thompson, 3,271. Any new non-employee directors elected after fiscal 2000 will not receive retirement benefits.

    New directors elected after the 1993 fiscal year must retire at age 72.

STOCK HOLDINGS OF CERTAIN OWNERS AND MANAGEMENT

    The following table sets forth the number of shares of each class of NIKE securities beneficially owned, as of July 15, 2000, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of any class of the Company's securities, (ii) each of the nominees for director, (iii) each executive officer listed in the Summary Compensation Table ("Named Officers"), and (iv) all nominees, Named Officers, and other executive officers as a group. Because Class A Stock is convertible into Class B Stock on a share-for-share basis, each beneficial owner of Class A Stock is deemed by the Securities and Exchange Commission to be a beneficial owner of the same number of shares of Class B Stock. Therefore, in indicating a person's beneficial ownership of shares of Class B Stock in the table, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a beneficial owner. For these reasons the table contains substantial duplications in the numbers of shares and percentages of Class A and Class B Stock shown for Messrs. Hayes, Jaqua and Knight, and for all directors and officers as a group.

                                                               SHARES
                                                TITLE OF    BENEFICIALLY              PERCENT OF
                                                  CLASS       OWNED(1)                 CLASS(2)
                                                ---------   ------------              ----------
Thomas E. Clarke(3)...........................    Class B       583,419(4)(5)(7)(8)        0.3%
Portland, Oregon

Jill K. Conway................................    Class B        81,499(9)
Boston, Massachusetts

Ralph D. DeNunzio.............................    Class B       123,852(9)
Riverside, Connecticut

Richard K. Donahue............................    Class B       626,491(4)                 0.4%
Lowell, Massachusetts

Delbert J. Hayes..............................    Class A       720,000                    0.7%
Newberg, Oregon                                   Class B       737,468(5)(9)              0.4%

Douglas G. Houser.............................    Class B        92,243(9)
Portland, Oregon

John E. Jaqua.................................    Class A       592,917                    0.6%
Eugene, Oregon                                    Class B       595,527(9)                 0.3%

Philip H. Knight(3)...........................    Class A    94,653,192(6)                95.4%
Beaverton, Oregon                                 Class B    95,656,297(6)(7)             36.1%

Charles W. Robinson...........................    Class B       395,000                    0.2%
Santa Fe, New Mexico

                                                               SHARES
                                                TITLE OF    BENEFICIALLY              PERCENT OF
                                                  CLASS       OWNED(1)                 CLASS(2)
                                                ---------   ------------              ----------
A. Michael Spence.............................    Class B        21,220(4)(9)
Palo Alto, CA

John R. Thompson, Jr..........................    Class B        87,271(4)(9)
Washington, D.C

Gary M. DeStefano(3)..........................    Class B       107,880(4)(5)(7)(8)
Beaverton, Oregon

Mark G. Parker(3).............................    Class B       395,176(4)(5)(7)(8)        0.2%
Portland, Oregon

Ian T. Todd(3)................................    Class B        57,803(4)(7)
Beaverton, Oregon

Nissho Iwai American Corporation..............  Preferred(10)     300,000                100.0%
Portland, Oregon

All directors and executive officers as a         Class A    95,966,109                   96.7%
  group (21 persons)..........................    Class B   100,096,003(4)                37.6%

------------------------

(1) A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner's spouse or children.

(2) Omitted if less than 0.1 percent.

(3) Executive officer listed in the Summary Compensation Table.

(4) These amounts include the right to acquire, pursuant to the exercise of stock options, within 60 days after July 15, 2000, the following numbers of shares: 506,038 shares for Dr. Clarke, 333,892 shares for Mr. Donahue, 20,000 shares for Dr. Spence, 80,000 shares for Mr. Thompson, 67,750 shares for Mr. DeStefano, 345,877 shares for Mr. Parker, 56,250 shares for
    Mr. Todd, and 1,766,402 shares for the executive officer and director group.

(5) Includes shares held in account under the NIKE, Inc. 401(k) Plan for Dr. Clarke and Messrs. Hayes, DeStefano and Parker in the amounts of 2,041, 351, 2,460 and 2,440 shares, respectively.

(6) Includes (a) 3,368,416 shares held by a limited partnership in which a corporation owned by Mr. Knight's spouse is a co-general partner,
    (b) 65,224 shares owned by such corporation,

    (c) 1,000,000 shares held by the Knight Foundation, a charitable trust in which Mr. Knight and his spouse are directors, and (d) 1,950,000 shares held by Oak Hill Strategic Partners, L.P. (formerly F.W. Strategic Partners, L.P.), a limited partnership in which a company owned by Mr. Knight is a limited partner. Mr. Knight has disclaimed ownership of all such shares.

(7) These amounts include 3,105, 3,105, 1,553, 1,553, and 1,553 restricted shares granted to Dr. Clarke and Messrs. Knight, DeStefano, Parker and Todd, respectively, under NIKE, Inc. Long-Term Incentive Plan, as to which the restrictions expire August 15, 2002, unless employment terminates before that date, in which case the shares are forfeited.

(8) These amounts include 72,235, 36,117, and 54,176 restricted shares granted to Dr. Clarke and Messrs. DeStefano and Parker, respectively, under NIKE, Inc. 1990 Stock Incentive Plan. The restrictions lapse with respect to one third of the shares on each of the first three anniversaries of the grant date, unless employment terminates before that date, in which case any remaining restricted shares are forfeited.

(9) Includes shares credited to accounts under the NIKE, Inc. Deferred Compensation Plan in the following amounts: Dr. Conway, 4,165;
    Mr. DeNunzio, 3,852; Mr. Hayes, 4,217; Mr. Houser, 4,243; Mr. Jaqua, 2,610; Dr. Spence, 1,220; and Mr. Thompson, 3,271.

(10) Preferred Stock does not have general voting rights except as provided by law, and under certain circumstances as provided in the Company's Restated Articles of Incorporation, as amended.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission, the New York Stock Exchange and the Pacific Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 31, 2000 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

    The following table discloses compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and its next four most highly compensated executive officers for all services rendered by them in all capacities to the Company and its subsidiaries during the fiscal year ended May 31, 2000 and the two preceding fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                          ANNUAL COMPENSATION                              COMPENSATION
                          ---------------------------------------------------   ----------------------------------
                                                                                RESTRICTED
                                                                                  STOCK       STOCK                    ALL OTHER
NAME AND                                                       OTHER ANNUAL       AWARDS     OPTIONS       LTIP      COMPENSATION
PRINCIPAL POSITION          YEAR     SALARY($)   BONUS($)    COMPENSATION($)      ($)(2)       (#)      PAYOUTS($)      ($)(1)
------------------        --------   ---------   ---------   ----------------   ----------   --------   ----------   -------------
Philip H. Knight........    2000     1,205,300   1,330,651            --               --          0     300,000        666,665(3)
  Chairman, Chief           1999     1,115,000     892,000            --               --          0     156,000        936,901
  Executive Officer         1998     1,104,167           0            --               --          0           0        574,802
  and President
Thomas E. Clarke........    2000      910,833      942,712       110,338(5)     2,000,000    150,000     300,000        126,899(4)
  President of New          1999      825,000      618,750            --               --     60,000     156,000        357,306
  Business Ventures         1998      816,667            0            --               --     40,000           0         95,209
Ian T. Todd.............    2000     1,041,667     862,500            --               --     50,000     150,000        129,826
  Vice President            1999     1,000,000   2,600,000            --               --    100,000      78,000        137,789
  Sports Marketing          1998           --           --            --               --         --          --             --
Mark G. Parker..........    2000      658,333      545,100            --        1,500,000    105,000     150,000         84,994(4)
  Vice President            1999      600,000      360,000            --               --     52,500      78,000         32,854
  Global Footwear           1998      591,667            0            --               --     35,000           0         91,209
Gary M. DeStefano.......    2000      387,500      294,113            --        1,000,000     60,000     150,000         47,520
  Vice President            1999      349,999      192,500            --               --     30,000      78,000         16,969
  Asia Pacific Region       1998      345,833            0            --               --     15,000           0         23,255

------------------------------

(1) Includes contributions by the Company to the 401(K) and Profit Sharing Plan for the fiscal year ended May 31, 2000 in the amount of $12,073 for Dr. Clarke, $12,473 for Mr. Parker, $12,492 for Mr. DeStefano, and $10,032 each for Messrs. Knight and Todd. Also includes contributions by the Company to the Deferred Compensation Plan for Messrs. Knight, Clarke, Todd, Parker and DeStefano of $156,633, $110,732, $119,794, $69,397, and $33,957,
    respectively.

(2) Represents the value of restricted shares granted based on the closing market price of the Class B Stock on the grant date. In fiscal 2000, restricted stock grants were made to Dr. Clarke for 72,235 shares, Mr. Parker for 54,176 shares and Mr. DeStefano for 36,177 shares, and those amounts represented the total restricted stock holdings at the end of fiscal 2000. The dollar value of these restricted stock holdings at the end of fiscal 2000 was $3,097,075 for Dr. Clarke, $2,322,796 for Mr. Parker and $1,548,516 for Mr. DeStefano based on a fair market value of $42.875 per share on May 31, 2000. The restrictions lapse with respect to one third of the shares on each of the first three anniversaries of the grant date, unless employment terminates before that date, in which case any remaining restricted shares are forfeited. Dividends on restricted shares are paid currently to the holders.

(3) The Company paid $500,000 towards a portion of the annual premium for term life insurance on the life of Mr. Knight pursuant to a "split dollar" plan. The Company would be reimbursed for its payments from the proceeds of the life insurance policies in the event Mr. Knight dies.

(4) Includes above-market interest on deferred compensation for Dr. Clarke and Mr. Parker in the amount of $1,454 and $1,565, respectively, for the 2000 fiscal year.

(5) Includes forgiveness of $100,000 of a $500,000 loan in 1994 for second home, pursuant to an agreement that conditions such forgiveness on continued employment with the Company.

              OPTION GRANTS IN THE FISCAL YEAR ENDED MAY 31, 2000

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                                                                 ANNUAL RATES OF STOCK
                                    % OF TOTAL                                  PRICE APPRECIATION FOR
                       OPTIONS    OPTIONS GRANTED   EXERCISE OR                     OPTION TERM(3)
                       GRANTED     TO EMPLOYEES      BASE PRICE    EXPIRATION   -----------------------
NAME                    (#)(1)    IN FISCAL YEAR    ($/SHARE)(2)      DATE        5%($)        10%($)
----                   --------   ---------------   ------------   ----------   ----------   ----------
Philip H. Knight            --           --                 --            --            --           --
                        75,000                          $54.25       7/23/09    $2,558,850   $6,484,575
                        75,000                          $27.69       3/08/10    $1,306,050   $3,309,825
Thomas E. Clarke.....
Total                  150,000          1.8%

                        25,000                          $54.25       7/23/09    $  852,950   $2,161,525
                        25,000                          $27.69       3/08/10    $  435,350   $1,103,275
Ian T. Todd..........
Total                   50,000          0.6%

                        52,500                          $54.25       7/23/09    $1,791,195   $4,539,203
                        52,500                          $27.69       3/08/10    $  914,235   $2,316,878
Mark G. Parker.......
Total                  105,000          1.3%

                        30,000                          $54.25       7/23/09    $1,023,540   $2,593,830
                        30,000                          $27.69       3/08/10    $  522,420   $1,323,930
Gary M. DeStefano....
Total                   60,000          0.7%

------------------------

(1) The options shown in the table with the expiration date of July 23, 2009 become exercisable with respect to 25% of the total number of shares on each of July 23, 2000, 2001, 2002, and 2003. The options shown in the table with the expiration date of March 8, 2010 become exercisable with respect to 25% of the total number of shares on each of March 8, 2001, 2002, 2003 and 2004. With respect to the options shown in the table for Mr. Todd, at the expiration of Mr. Todd's employment contract on July 31, 2004, the Company will pay Mr. Todd a bonus to the extent that Mr. Todd does not have an opportunity at any time before expiration of his contract to realize appreciation in the price of NIKE stock equal to the 10% per year above the original grant price during the term of his employment contract. All options for all individuals will become fully exercisable generally upon the approval by the Company's shareholders of a merger, plan of exchange, sale of substantially all of the Company's assets or plan of liquidation.

(2) The exercise price is the market price of Class B Stock on the date the options were granted.

(3) Assumed annual appreciation rates are set by the SEC and are not a forecast of future appreciation. The actual realized value depends on the market value of the Class B Stock on the exercise date, and no gain to the optionees is possible without an increase in the price of the Class B Stock. All assumed values are before taxes and do not include dividends.

              AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR ENDED
                 MAY 31, 2000 AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS AT               IN-THE-MONEY OPTIONS
                                                            FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)(1)
                              SHARES                    ---------------------------   ---------------------------
                            ACQUIRED ON      VALUE
NAME                        EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   -----------   -----------   -------------   -----------   -------------
Philip H. Knight..........         --            --            --             --               --            --
Thomas E. Clarke..........          0             0       482,288        235,000      $10,102,441    $1,139,063
Ian T. Todd...............          0             0        25,000        125,000      $         0    $  379,688
Mark G. Parker............     15,000      $563,438       316,933        176,875      $ 6,076,678    $  797,344
Gary M. DeStefano.........          0             0        43,000         96,000      $   218,750    $  455,625

------------------------

(1) Based on a fair market value as of May 31, 2000 of $42.8750 per share. Values are stated on a pre-tax basis.

                           LONG-TERM INCENTIVE PLANS
                    AWARDS IN FISCAL YEAR ENDED MAY 31, 2000

                                          PERFORMANCE
                                            OR OTHER
                                          PERIOD UNTIL
                                         MATURATION OR
NAME                                       PAYOUT(1)       THRESHOLD($)   TARGET($)   MAXIMUM($)
----                                    ----------------   ------------   ---------   ----------
                                        Fiscal Year 2001      40,000       400,000     600,000
                                        Fiscal Year 2002      40,000       400,000     600,000
Philip H. Knight......................
                                        Fiscal Year 2001      40,000       400,000     600,000
                                        Fiscal Year 2002      40,000       400,000     600,000
Thomas E. Clarke......................
                                        Fiscal Year 2001      20,000       200,000     300,000
                                        Fiscal Year 2002      20,000       200,000     300,000
Ian T. Todd...........................
                                        Fiscal Year 2001      20,000       200,000     300,000
                                        Fiscal Year 2002      20,000       200,000     300,000
Mark G. Parker........................
                                        Fiscal Year 2001      20,000       200,000     300,000
                                        Fiscal Year 2002      20,000       200,000     300,000
Gary M. DeStefano.....................

------------------------

(1) The Compensation Plan Subcommittee established a series of performance targets based on fiscal 2001 and 2002 revenues and earnings per share corresponding to award payouts ranging from 10% to 150% of the target awards. Participants will receive a payout at the highest percentage level at which both performance targets are met, subject to the Committee's discretion to reduce or eliminate any award based on Company or individual performance. Under the terms of the awards, on August 15, 2001 and 2002 the Company would issue in the name of each participant a number of shares of Class B Stock with a value equal to the award payout based on the closing price of the Class B Stock on that date on the New York Stock Exchange. The shares would be restricted for three years thereafter and subject to forfeiture to the Company if the participant ceases to be an employee of the Company for any reason during such three-year period. The Company's performance in fiscal year 2000 corresponded to an LTIP payout of 75% of the target award for 2000.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, THE FOLLOWING PERFORMANCE GRAPH AND THE REPORT ON PAGES 15-19 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

PERFORMANCE GRAPH

    The following graph demonstrates a five-year comparison of cumulative total returns for NIKE's Class B Stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Footwear and Textiles-Apparel Indices. The graph assumes an investment of $100 on May 31, 1995 in each of the Company's Common Stock, and the stocks comprising the Standard & Poor's 500 Stock Index and the Standard & Poor's Footwear and Textiles-Apparel Indices. Each of the indices assumes that all dividends were reinvested.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG NIKE, INC., S&P 500 INDEX,
               S&P FOOTWEAR INDEX AND S&P TEXTILES-APPAREL INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                              S & P          S & P
      NIKE, INC.  S & P 500  FOOTWEAR  TEXTILES - APPAREL
5/95     $100.00    $100.00   $100.00             $100.00
5/96     $257.17    $128.44   $192.06             $125.89
5/97     $296.49    $166.22   $226.23             $133.49
5/98     $239.35    $217.23   $180.81             $158.79
5/99     $320.70    $262.90   $229.34             $115.12
5/00     $227.97    $290.45   $162.81              $87.49

    The Standard & Poor's Footwear Index consists of NIKE and Reebok International. The Standard & Poor's Textiles-Apparel Index consists of Liz Claiborne, Inc., Russell Corp., and VF Corp. The Standard & Poor's Footwear and Textiles-Apparel Indices include companies in two major lines of business in which the Company competes. The indices do not encompass all of the Company's competitors, nor all product categories and lines of business in which the Company is engaged. Because NIKE is part of the S&P Footwear Index, the price and returns of NIKE stock affect this index.

    THE STOCK PERFORMANCE SHOWN ON THE GRAPH ABOVE IS NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE. THE COMPANY WILL NOT MAKE NOR ENDORSE ANY PREDICTIONS AS TO FUTURE STOCK PERFORMANCE.

               REPORT OF THE PERSONNEL COMMITTEE OF THE BOARD OF
                      DIRECTORS ON EXECUTIVE COMPENSATION

    The Personnel Committee of the Board of Directors (the "Committee"), subject to the approval of the Board of Directors, determines the compensation of the Company's five most highly compensated executive officers, including the Chief Executive Officer, and oversees the administration of executive compensation programs, except that stock option grants, and targets and awards under the Executive Performance Sharing Plan and the Executive Long-Term Incentive Plan, are made by the Compensation Plan Subcommittee, which is composed of outside directors.

    EXECUTIVE COMPENSATION POLICIES AND PROGRAMS. The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving both short- and long-term strategic Company goals. The programs link each executive's compensation directly to individual and Company performance. A significant portion of each executive's total compensation is variable and dependent upon the attainment of strategic and financial goals, individual performance objectives, and the appreciation in value of the Common Stock.

    There are three basic components to the Company's "pay for performance" system: base pay; annual incentive bonus; and long-term, equity-based incentive compensation. Each component is addressed in the context of individual and Company performance, competitive conditions and equity among employees. In determining competitive compensation levels, the Company analyzes information from several independent surveys which include information regarding the general industry as well as other consumer product companies. Since the Company's market for executive talent extends beyond the sports industry, the survey data includes global name-brand consumer product companies with sales in excess of $2 billion. A comparison of the Company's financial performance with that of the companies and indices shown in the Performance Graph is only one of many factors considered by the Committee to determine executive compensation.

    BASE PAY. Base pay is designed to be competitive, although conservative (generally in the second quartile) as compared to salary levels for equivalent executive positions at other global consumer product companies. An executive's actual salary within this competitive framework will vary based on responsibilities, experience, leadership, potential future contribution, and demonstrated individual performance (measured against strategic management objectives such as maintaining customer satisfaction, developing innovative products, strengthening market share and profitability, and expanding the markets for the Company's products). The types and relative importance of specific financial and other business objectives vary among the Company's executives depending on their positions and the particular operations or functions for which they are responsible. The Company's philosophy and practice is to place a relatively greater emphasis on the incentive components of compensation.

    ANNUAL INCENTIVE BONUS. Each executive is eligible to receive an annual cash bonus under the Executive Performance Sharing Plan. The "target" level for that bonus, like the base salary level, is set with reference to Company-wide bonus programs, as well as competitive conditions. These target levels are intended to motivate the Company's executives by providing substantial bonus payments for the achievement of financial goals within the Company's business plan. An executive receives a percentage of his or her target bonus depending on the extent to which the Company achieves financial performance goals set by the Committee and the Board, as measured by the Company's net income before taxes. Bonuses may exceed the target if the Company's performance exceeds the goal.

    LONG-TERM, EQUITY-BASED INCENTIVE COMPENSATION. The long-term equity-based compensation program is tied directly to shareholder return. Under the current program, long-term incentive compensation consists of stock options, 25% of which vest in each of the four years after grant, restricted stock bonuses, and awards of restricted stock under the Long-Term Incentive Plan ("LTIP").

    Stock options are awarded with an exercise price equal to the fair market value of the Class B Common Stock on the date of grant. Accordingly, the executive is rewarded only if the market price of the Common Stock appreciates. Since options vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Compensation Plan Subcommittee, but are not entirely determinative of future grants. Like base pay, the grant is set with regard to competitive considerations, and each executive's actual grant is based upon individual performance measured against the criteria described in the preceding paragraphs and the executive's potential for future contributions.

    In March 2000, the Compensation Plan Subcommittee awarded special restricted stock bonuses of NIKE Class B stock to executives in response to competitive pressures for executive talent. The bonuses were based on individual performance and potential contribution to Company performance. The shares vests one-third after each of the succeeding three years after grant. If an executive's employment terminates within that period, any unvested shares are forfeited.

    Under the LTIP, the Compensation Plan Subcommittee has established a series of performance targets corresponding to awards of restricted stock ranging from 10% to 150% of the target awards.

The performance targets are currently based on revenues and earnings per share. The Company expects that future awards under the LTIP will be for performance periods from between one to three years, in order to provide an incentive to achieve the Company's longer-term performance goals. If performance targets are achieved, the shares of stock issued to executives would remain restricted for an additional three years, meaning that the shares are subject to forfeiture if the executive's employment terminates within that period.

    Stock options, restricted stock bonuses, and awards of restricted stock under the LTIP are designed to align the interests of the Company's executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Common Stock and the shareholders' return. In addition, through deferred vesting, this component of the compensation system is designed to create an incentive for the individual executive to remain with the Company.

    OTHER PLANS. The Company maintains combined profit sharing and 401(k) retirement plans, and a non-qualified Deferred Compensation Plan. Under the profit sharing retirement plan, the Company annually contributes to a trust on behalf of employees, including executive officers, an amount that in the past five fiscal years has equaled an annual contribution of between 3.42% to 6.94% of each employee's earnings. The percentage is determined by the Board of Directors.

    For fiscal 2000, under the terms of the profit sharing plan, each employee, including each executive officer, received a contribution to his or her plan account of 4.09% of the employee's total salary and bonus up to $160,000, and an additional 4.0% of the employee's total salary and bonus in excess of approximately $72,600 and below $160,000. Under the terms of the Deferred Compensation Plan, employees, including executive officers, whose total salary and bonus exceeds $160,000 receive a supplemental profit sharing contribution into a nonqualified deferred compensation account in an amount equal to the additional contribution they would have received under the profit sharing plan if not for the $160,000 cap on salary and bonus considered for purposes of that plan as required under IRS regulations. Accordingly, those employees each received supplemental contributions equal to 8.09% of their salary and bonus in excess of $160,000. These profit sharing plans serve to retain employees and executives, since funds do not fully vest until after five years of employment with the Company.

    Under the 401(k) retirement plan, the Company has contributed up to 2.5% of each employee's earnings as a matching contribution for pre-tax amounts deferred into the plan, and up to 0.75% for after-tax amounts deferred into the plan. In fiscal 2001, the Company will match dollar-for-dollar, up to 4% of employees' pre-tax contributions to the 401(k) retirement plan. This matching contribution is invested entirely in NIKE Class B Common Stock, which strengthens the linkage between employee and shareholder interests.

    ANNUAL REVIEWS. Each year, the Committee reviews the executive compensation policies with respect to the linkage between executive compensation and the creation of shareholder value, as well as the competitiveness of the programs. The Committee determines what changes, if any, are appropriate in the compensation programs for the following year. In conducting the annual review, the Committee considers information provided by Human Resources staff and uses surveys and reports prepared by independent compensation consultants.

    Each year, the Committee, with the President and Human Resources staff, reviews the individual performance of each of the other five most highly compensated executive officers, including the Chief Executive Officer, and the President's recommendations with respect to the appropriate compensation levels and awards. The Compensation Plan Subcommittee sets performance and bonus targets, and certifies awards, under the Executive Performance Sharing Plan and the LTIP, and makes stock option grants and restricted stock awards. The Committee makes recommendations to the Board of Directors for final approval of all other compensation matters. The Committee also reviews with the President and the Human Resources staff the financial and other strategic objectives, such as those identified above, for each of the named executive officers for the following year.

    For fiscal year 2000, the Company met targeted performance objectives set for named executive officers sufficient for a payout under the Executive Performance Sharing Plan and the LTIP. This resulted from increased profitability due to aligning costs with revenues, and sales increases in key product categories and markets, helping to offset reductions in others. Furthermore, the Company's competitive position in the industry remained strong. The Company's financial performance corresponded to bonuses of 138% of the individual targeted bonuses under the Executive Performance Sharing Plan and 75% of their individual targeted restricted stock payouts under the LTIP.

    Due to competitive pressures for executive talent, the Compensation Plan Subcommittee granted stock options earlier this year (March versus June), and, for the first time, made to executive officers grants of restricted stock, which will vest at the rate of 33% per year. The Subcommittee also increased the individual bonus targets for executives for fiscal 2001. As a further response to competition, the Committee adjusted upward the base salaries of certain executives in the middle of the fiscal year. These were intended to be one-time adjustments.

    CHIEF EXECUTIVE OFFICER. In reviewing Mr. Knight's performance, the Committee focused primarily on the Company's performance in fiscal year 2000, which resulted in better earnings compared to the performance of the previous year. The Committee noted continued progress toward the achievement of various strategic objectives such as earnings growth, infrastructure expansion, and growth in key product categories and regions outside the United States. The Committee also considered the other factors and considerations described above. Consistent with the plans, Mr. Knight received a bonus of $1,330,651 under the Executive Performance Sharing Plan and an award of $300,000 worth of restricted NIKE Class B Common Stock under the LTIP. The Committee increased Mr. Knight's base salary for the 2001 fiscal year by eight percent to $1,300,000. Mr. Knight received no stock option awards.

    SECTION 162(M) OF THE INTERNAL REVENUE CODE. In 1995 shareholders adopted the Executive Performance Sharing Plan, and in 1997 shareholders approved the stock option plan and the LTIP. The plans are each designed to satisfy the performance-based exception to the Section 162(m) limitation on deductibility with respect to incentive compensation for named executive officers, except that the restricted stock bonuses granted in March 2000 will not qualify as performance based.

    Members of the Personnel Committee:

    Ralph D. DeNunzio, Chairman
    Jill K. Conway
    John E. Jaqua*
    A. Michael Spence*
    John R. Thompson, Jr.

------------------------

*Also members of the Compensation Plan Subcommittee.

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Personnel Committee of the Board of Directors during the fiscal year ended May 31, 2000, are listed above. The Committee is composed solely of non-employee directors. Mr. Jaqua serves as Secretary of the Company, but is not an employee. During the fiscal year, the Company paid Harbor Point Associates, Inc., of which director Ralph D. DeNunzio is President, $100,000 for financial consulting services, and paid Robanna, Inc., which is owned by director John R. Thompson, Jr., $109,263 for services rendered pursuant to an endorsement contract. The Company expects to pay Mr. DeNunzio or his firm, and Mr. Thompson or his firm for additional consulting work that may be performed by them for the Company during fiscal 2001.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    An agreement between the Company and President of New Business Ventures, Dr. Thomas E. Clarke, contains a covenant not to compete that extends for one year following the termination of his employment with the Company. The agreement provides that if he voluntarily resigns, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to one-half of his last monthly salary. The agreement provides further that if his employment is terminated by the Company, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to his last monthly salary. The Company may unilaterally waive the covenant not to compete. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

    The Company has a similar agreement with Vice President Mark G. Parker that extends for one year following the termination of Mr. Parker's employment with the Company. The agreement provides that if Mr. Parker voluntarily resigns, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to the greater of (i) $20,833 or (ii) one-twenty-fourth of the total salary and bonuses received by Mr. Parker during the 12-month period immediately preceding his resignation. The agreement provides further that if Mr. Parker's employment is terminated by the Company, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to the greater of $41,667 or (ii) one-twelfth of the total salary and bonuses received by Mr. Parker during the 12-month period immediately preceding his termination. If Mr. Parker is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if Mr. Parker is terminated for cause, the Company may unilaterally waive the covenant. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

    The Company has an employment agreement and a covenant not to compete with Vice President Ian T. Todd, pursuant to which Mr. Todd is to receive minimum annual salary increases of five percent, and a target bonus of 60 percent of his annual salary. Mr. Todd will also be granted an option to purchase 25,000 shares of Class B Stock each year during the term of his contract, which expires in 2004. The options generally vest with respect to 25% of each option on the first four anniversaries of the option. If Mr. Todd's employment is terminated without cause before any of the options completely vest, the remaining unvested portion of all options granted to Mr. Todd during the term of his employment contract will vest and the options will terminate on July 31, 2004. In that event, the Company's guarantee of appreciation described in the footnote to the Option Grants Table on page 11 would still apply. In addition, if Mr. Todd's employment with the Company is terminated without cause, the Company will pay to Mr. Todd as severance, upon the satisfaction of certain conditions, an amount equal to 24 months' of Mr. Todd's base salary. His covenant not to compete extends for one year following the termination of his employment with the Company.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

    During the fiscal year ended May 31, 2000, the Company paid Harbor Point Associates, Inc., of which director Ralph D. DeNunzio is President, $100,000 for financial consulting services, and paid Robanna, Inc., which is owned by director John R. Thompson, Jr., $109,263 for services rendered pursuant to an endorsement contract. The Company expects to pay Mr. DeNunzio, or his firm, and Mr. Thompson, or his firm for additional legal and consulting services that may be performed by them for the Company during fiscal year 2001.

    During Fiscal 2000, Mr. Knight sold his 1987 personal airplane to the Company for the sum of $20.5 million, in a transaction that involved the Company disposing of its 1982 airplane, valued at $9.25 million, to a third party. The purchase price for Mr. Knight's airplane was determined by an independent appraisal requested by the Company, and was approved by the Board of Directors.

    Mr. Knight makes his airplane available for business use by the Company for no charge. NIKE operates and maintains the aircraft. During fiscal 2000, Mr. Knight reimbursed the Company $109,793 for NIKE's operating costs related to his personal use of this aircraft.

INDEBTEDNESS OF MANAGEMENT

    In 1994 the Company loaned $500,000 at 5.65% per annum to President of New Business Ventures Thomas E. Clarke for the purchase of a second home. The loan is secured by the second home, and must be repaid within 180 days following termination of employment. As an inducement to remain employed by the Company, the Company has agreed to forgive $100,000 of the loan commencing January 1, 2000 and on each of the four anniversary dates thereafter, provided that Dr. Clarke remains employed by the Company.

                                   PROPOSAL 2
                    APPROVAL OF AMENDMENT TO THE NIKE, INC.
                           1990 STOCK INCENTIVE PLAN

    The Board of Directors believes that the availability of stock options and other stock-based incentives under the Company's 1990 Stock Incentive Plan (the "Plan") is important to the Company's ability to attract and retain experienced employees and to provide an incentive for them to exert their best efforts on behalf of the Company. As of May 31, 2000, out of a total of 25,000,000 shares of Class B Stock reserved for issuance under the Plan, only 1,127,949 shares remained available for grant. The Board of Directors believes additional shares will be needed under the Plan to provide appropriate incentives to key employees. Accordingly, on June 16, 2000 the Board of Directors approved an amendment to the Plan, subject to shareholder approval, to reserve an additional 12,500,000 shares of Class B Stock for the Plan, thereby increasing the total number of shares reserved for issuance under the Plan from 25,000,000 to 37,500,000 shares. The additional 12,500,000 shares proposed for issuance under the Plan represent 4.63% of the total outstanding Class A Stock and Class B Stock as of July 24, 2000. In addition, shareholder approval of this proposal will constitute reapproval of the per-employee limit on grants of options and stock appreciation rights under the Plan of 200,000 shares annually. This reapproval is required every five years for continued compliance with regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). See "Tax Consequences."

    The complete text of the Plan, marked to show the proposed amendment, is attached to this proxy statement as Exhibit A. The following description of the Plan is a summary of certain provisions and is qualified in its entirety by reference to Exhibit A.

DESCRIPTION OF THE PLAN

    ELIGIBILITY. All employees, officers and directors of the Company and its subsidiaries, as well as consultants, advisors and independent contractors to the Company, are eligible to be selected for awards under the Plan. The number of persons who currently hold options granted under the Plan is approximately 600.

    ADMINISTRATION. The Plan is administered by the Compensation Plan Subcommittee of the Board of Directors (the "Committee"). The Committee may promulgate rules and regulations for the operation of the Plan and related agreements and generally supervises the administration of the Plan. The Committee determines the individuals to whom awards are made under the Plan, the amount of the awards, and the other terms and conditions of the awards, except that the Committee has delegated to the Chief Executive Officer the authority to grant awards with respect to a maximum of 50,000 shares to any eligible employee who is not at the time of such grant subject to the reporting requirements and liability provisions contained in Section 16 of the Securities Exchange

Act of 1934 and the regulations thereunder. The Committee may also advance the period, accelerate any exercise date, waive or modify any restriction with respect to an award, or give an individual an election to surrender an existing award in exchange for the grant of a new award.

    TERM OF PLAN. The Plan will continue until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors has the power to suspend, terminate, modify or amend the Plan at any time.

    STOCK OPTIONS. The Committee may grant stock options to eligible individuals under the Plan. The Committee will determine the individuals to whom options will be granted, the exercise price of each option, the number of shares to be covered by each option, the period of each option, the times at which each option may be exercised, and whether each option is an Incentive Stock Option (intended to meet all of the requirements of an Incentive Stock Option as defined in Section 422 of the Code) or a non-statutory stock option. If an option is an Incentive Stock Option, the exercise price must be at least 100 percent of the fair market value of the underlying shares on the date of grant. If a grantee of an Incentive Stock Option at the time of grant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company, the exercise price may not be less than 110 percent of the fair market value of the underlying shares on the date of grant. If the option is a non-statutory stock option, the exercise price may not be less than 75 percent of the fair market value of the underlying shares on the date of grant. For purposes of determining the exercise price of options granted under the Plan, the fair market value of the Class B Stock will be deemed to be the closing price of the Class B Stock as reported in the NYSE-Composite Transactions in The Wall Street Journal, or such other reported value of the Class B Stock as shall be specified by the Committee, on the last trading day preceding the date of grant. No monetary consideration will be paid to the Company upon the granting of options.

    Options may be granted for varying periods established at the time of grant, not to exceed 10 years from the date of grant for Incentive Stock Options. Incentive Stock Options are nontransferable except in the event of the death of the holder. The Committee has discretion to allow non-statutory stock options to be transferred to immediate family members of the optionee, subject to certain limitations. Options will be exercisable in accordance with the terms of an option agreement entered into at the time of the grant. In the event of the death or other termination of an optionee's employment with the Company, the Plan provides that the optionee's options may be exercised for specified periods thereafter (one year in the case of termination by reason of death or disability and three months in the case of termination for any other reason). The Plan also provides that upon any termination of employment, the Committee may extend the exercise period for any period up to the expiration date of the option and may increase the portion of the option that is exercisable.

    The purchase price for shares purchased pursuant to the exercise of options must be paid in cash, including cash that may be the proceeds of a loan from the Company, or, with the consent of the Committee, in whole or in part in shares of Class B Stock. With the consent of the Committee, an optionee may request the Company to apply the shares to be received on exercise of a portion of an option to satisfy the exercise price for additional portions of the option. Upon the exercise of an option, the number of shares subject to the option and the number of shares available for issuance under the Plan will be reduced by the number of shares issued upon exercise of the option. Option shares that are not purchased prior to the expiration, termination or cancellation of the related option will become available for future awards under the Plan.

    STOCK APPRECIATION RIGHTS. The Committee may grant stock appreciation rights ("SARs") to eligible individuals under the Plan. SARs may, but need not, be granted in connection with an option. An SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of the fair market value on the date of exercise of one share of Class B Stock over its fair market value on the date of grant (or, if granted in connection with an option, the exercise price per share under the option to which the SAR relates), multiplied by the number of shares covered by the portion of the SAR or option that is surrendered. The fair market value of the Class B Stock on the date of exercise shall be deemed to be the closing price of the Class B Stock as reported in the NYSE-Composite Transactions in The Wall Street Journal, or such other reported value of the Class B Stock as shall be specified by the Committee, on the date of exercise, or if such date is not a trading day, then on the immediately preceding trading day. An SAR holder will not pay the Company any cash consideration upon either the grant or exercise of an SAR, except for tax withholding amounts upon exercise.

    An SAR is exercisable only at the time or times established by the Committee. If an SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Payment by the Company upon exercise of an SAR may be made in shares of Class B Stock valued at fair market value, or in cash, or partly in stock and partly in cash, as determined by the Committee. The Committee may withdraw any SAR granted under the Plan at any time and may impose any conditions upon the exercise of an SAR or adopt rules and regulations from time to time affecting he rights of holders of SARs. If an SAR is not exercised prior to the expiration, termination or cancellation of the SAR, the unissued shares subject to the SAR will become available for future awards under the Plan. Cash payments for SARs will not reduce the number of shares available for awards under the Plan. The existence of exercisable SARs will require the Company to make periodic charges against the Company's income to the extent of the amount of appreciation, if any, in the market value of the Class B Stock over the exercise price of shares subject to such SARs. No SARs have been granted under the Plan.

    STOCK BONUSES. The Committee may award Class B Stock to eligible individuals as stock bonuses under the Plan. The Committee will determine the individuals to receive stock bonuses, the number of shares to be awarded and the time of the award. No cash consideration (other than tax withholding amounts) will be paid by bonus recipients to the Company in connection with stock bonuses. Shares received as a stock bonus may be subject to terms, conditions and restrictions as determined by the Committee. Restrictions may include restrictions concerning transferability, forfeiture of the shares issued, or such other restrictions as the Committee may determine. Stock bonus shares that are forfeited to the Company will be available for future grant under the Plan.

    RESTRICTED STOCK. The Committee may award restricted shares to eligible individuals in such amounts, for such consideration (including promissory notes and services), subject to such restrictions, and on such terms as the Committee may determine. Restrictions may include restrictions concerning transferability, repurchase by the Company, forfeiture of the shares issued, or such other restrictions as the Committee may determine. No restricted shares may be issued for consideration that is less than 75 percent of the fair market value of such shares at the time of issuance. Restricted shares that are forfeited to or repurchased by the Company will be available for future grant under the Plan.

    ACCELERATION IN CERTAIN EVENTS. The Plan provides for automatic acceleration of the vesting of options and SARs granted under the Plan in the event that the shareholders of the Company approve (i) certain transactions involving the Company and pursuant to which the Company is not the surviving entity or pursuant to which the Common Stock of the Company would be converted into cash, securities, or other property, (ii) a sale or other transfer of all or substantially all of the assets of the Company or (iii) adoption of any plan or proposal for the liquidation or dissolution of the Company. Such acceleration may also be effected at the discretion of the Committee in the event of a merger, consolidation or plan of exchange in which the Company is the surviving entity. These provisions relating to acceleration may, in certain circumstances, tend to discourage attempts to acquire the Company.

    The Plan also provides for automatic acceleration of options and related SARs held by (i) any employee whose employment is terminated by reason of death or disability and (ii) any employee whose employment is terminated for any other reason if such employee has attained the age of 65.

    CORPORATE MERGERS. The Committee may make awards under the Plan that have terms and conditions that vary from those specified in the Plan when such awards are granted in substitution for, or in connection with the assumption of, existing awards made by another corporation and assumed or otherwise agreed to be provided for by the Company in connection with a corporate merger or other similar transaction to which the Company or an affiliated Company is a party.

TAX CONSEQUENCES

    Certain options authorized to be granted under the Plan are intended to qualify as "Incentive Stock Options" for federal income tax purposes. Under federal income tax law in effect as of the date of this proxy statement, an optionee will recognize no regular income upon grant or exercise of an Incentive Stock Option. The amount by which the market value of shares issued upon exercise of an

Incentive Stock Option exceeds the exercise price, however, is included in the optionee's alternative minimum taxable income and may, under certain conditions, be taxed under the alternative minimum tax. If an optionee exercises an Incentive Stock Option and does not dispose of any of the shares thereby acquired within two years following the date of grant and within one year following the date of exercise, then any gain realized upon subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an optionee disposes of shares acquired upon exercise of an Incentive Stock Option before the expiration of either the one-year holding period or the two-year holding period specified in the foregoing sentence (a "disqualifying disposition"), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the fair market value of the shares on the date of disposition over the option price. Any additional gain realized upon the disqualifying disposition will constitute capital gain. The Company will not be allowed any deduction for federal income tax purposes at either the time of grant or the time of exercise of an Incentive Stock Option. Upon any disqualifying disposition by an optionee, the Company will generally be entitled to a deduction to the extent the optionee realizes ordinary income.

    Certain options authorized to be granted under the Plan will be treated as non-statutory stock options for federal income tax purposes. Under federal income tax law in effect as of the date of this proxy statement, no income is realized by the grantee of a non-statutory stock option until the option is exercised. At the time of exercise of a non-statutory stock option, the optionee will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold income taxes on such income if the optionee is an employee. Upon the sale of shares acquired upon exercise of a non-statutory stock option, the optionee will realize capital gain or loss equal to the difference between the amount realized from the sale and the fair market value of the shares on the date of exercise.

    An individual who receives stock under the Plan will generally realize ordinary income at the time of receipt unless the shares are not substantially vested for purposes of Section 83 of the Code. Absent an election under Section 83(b), an individual who receives shares that are not substantially vested will realize ordinary income in each year in which a portion of the shares substantially vests. The amount of ordinary income recognized in any such year will be the fair market value of the shares that substantially vest in that year less any consideration paid for the shares. The Company will be entitled to a deduction in the amount includable as ordinary income by the recipient at the same time or times as the recipient recognizes ordinary income with respect to the shares. The Company is required to withhold income taxes on such income if the recipient is an employee.

    Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. Under IRS regulations, compensation received through the exercise of an option or stock appreciation right will not be subject to the $1,000,000 limit if the option or stock appreciation right and the plan pursuant to which it is granted meet certain requirements. One requirement is shareholder approval at least once every five years of a per-employee limit on the number of shares as to which options and stock appreciation rights may be granted. Approval of this Proposal 2 will constitute reapproval of the per-employee limit under the Plan previously approved by the shareholders. Other requirements are that the option or stock appreciation right be granted by a committee of at least two outside directors and that the exercise price of the option or stock appreciation right be not less than fair market value of the Class B Stock on the date of grant. Accordingly, the Company believes that if this proposal is approved by shareholders, compensation received on exercise of options and stock appreciation rights granted under the Plan in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

BOARD RECOMMENDATION

    The Board of Directors recommends that shareholders vote FOR approval of the amendments to the Plan. Holders of Class A Stock and Class B Stock will vote together as a single class on Proposal 2. If holders of a majority of the shares of Common Stock vote on the proposal, Proposal 2 will be adopted if a majority of the votes cast are cast for the proposal. Abstentions are considered votes cast and have the same effect as "no" votes in determining whether the proposal is adopted. Broker non-votes are not counted as voted on the proposal and therefore have no effect on the results of the vote.

                                   PROPOSAL 3
                REAPPROVAL OF EXECUTIVE PERFORMANCE SHARING PLAN

    In 1993, the Internal Revenue Code was amended to add Section 162(m), which prevents a publicly held corporation from taking federal income tax deductions previously allowed for compensation in excess of $1 million per year paid to the named executive officers whose compensation is disclosed in the corporation's proxy statement. The Code, however exempts compensation that qualifies as "performance-based."

    The Board of Directors responded to this tax law change in 1995 by adopting the Executive Performance Sharing Plan (the "Plan"), which was approved by the shareholders at the fiscal 1996 annual meeting. The purpose of the Plan is to satisfy Internal Revenue Code requirements for shareholder-approved, performance-based compensation in order to preserve the Company's income tax deduction for annual incentive bonus payments to the named executive officers. The Plan is a continuation of the previously existing incentive bonus program for corporate officers, and is similar to the incentive bonus program for all employees of the Company.

    The Plan provides that it will terminate at the first shareholder meeting that occurs in the fifth fiscal year after the Company's shareholders approve the Plan. This provision is consistent with the tax law requirement that the Plan be reapproved by shareholders every five years in order for awards under the Plan to continue to qualify as performance-based compensation. Accordingly, unless the shareholders reapprove the Plan as requested in this proposal, the Plan will terminate at the Annual Meeting. If the shareholders reapprove the Plan, the Plan will be extended for an additional five years until the fiscal 2006 annual meeting.

    The following summary of the Plan is qualified in its entirety by reference to the terms of the Plan, a copy of which is attached as Exhibit B to this Proxy Statement.

DESCRIPTION OF THE PLAN

    PERSONS COVERED. The persons covered by the Plan are all corporate officers of the Company. Under the Company's Bylaws, corporate officers are those elected by the Board of Directors. The corporate officers currently are the same as the Company's executive officers, a total of 12 persons. Other officers and employees of the Company will continue to be eligible to receive annual cash incentive bonuses outside of the Plan.

    ADMINISTRATION. Grants of target awards under the Plan and all other decisions regarding the administration of the Plan will be made by the Personnel Committee of the Board of Directors, or if the Personnel Committee is not comprised solely of "outside directors" as that term is defined in regulations under Section 162(m), another Board committee consisting solely of outside directors (the "Committee"). Currently, the Plan is administered by the Compensation Plan Subcommittee.

    TARGET AWARDS. Within 90 days of the beginning of each fiscal year of the Company, the Committee will establish for each corporate officer the performance target or targets and related target awards payable in cash upon meeting the performance targets for the year. Performance targets must be expressed as an objectively determinable level of performance of the Company or any subsidiary, division or other unit of the Company, based on one or more of the following: net income, net income before taxes, operating income, revenues, return on sales, return on equity, earnings per share, total shareholder return, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring, or other special charges, as determined by the Committee at the time of establishing the performance target. The maximum target award for a corporate officer in any year will be the lesser of 150% of the officer's base salary established at the beginning of the year, or $2 million.

    DETERMINATION OF AWARD PAYOUTS. At the end of each fiscal year, the Committee will certify the attainment of the performance targets and the calculation of the payouts of the related target awards. No award shall be paid if the related performance target is not met, but the Committee may, in its discretion, reduce or eliminate an officer's calculated award based on circumstances relating to the performance of the Company or the officer.

    AMENDMENT AND TERMINATION. The Plan may be amended by the Committee, with the approval of the Board of Directors, at any time except to the extent that shareholder approval would be required to maintain the qualification of Plan awards as performance-based compensation. Unless again reapproved by the shareholders, the Plan will terminate at the first meeting of shareholders of the Company in the Company's 2006 fiscal year.

    2001 TARGET AWARDS. In June 2000, the Committee established performance targets and target awards under the Plan for the corporate officers for fiscal 2001. As in prior years, target awards for fiscal 2001 are based on the achievement of pre-established target levels of net income before taxes. The actual amounts to be paid under those awards cannot be determined at this time, as such amounts are dependent upon the Company's performance for the current fiscal year. However, the actual bonus compensation received by the Named Officers under the Plan in fiscal 2000 is shown in the Summary Compensation Table on page 10. All corporate officers as a group, including the Named Officers, received bonus compensation for fiscal 2000 of $5,474,106.

BOARD RECOMMENDATION

    The Board of Directors recommends that shareholders vote FOR reapproval of the Plan. Holders of Class A Stock and Class B Stock will vote together as a single class on Proposal 3. If a quorum is percent at the Annual Meeting, Proposal 3 will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voting against the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists, but are not counted as voting either for or against and therefore have no effect on the results of the vote.

                                   PROPOSAL 4
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors of the Company, upon recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP as independent accountants to examine the Company's consolidated financial statements for the fiscal year ending May 31, 2001 and to render other professional services as required.

    The Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification.

    PricewaterhouseCoopers has served as independent accountants to the Company since 1971. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and are expected to be available to respond to questions.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                         REPORT OF THE AUDIT COMMITTEE

    The Audit Committee has:

    - Reviewed and discussed the audited financial statements with management.

    - Discussed with the independent auditors the matters required to be discussed by SAS 61.

    - Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the auditors' independence.

    - Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

    The Board of Directors has determined that the members of the Audit Committee are independent. The Audit Committee has adopted a written charter. The charter is included as Exhibit C to this proxy statement.

    Members of the Audit Committee:

    Delbert J. Hayes, Chairman
    Douglas G. Houser
    A. Michael Spence

                                 OTHER MATTERS

    As of the time this proxy statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy according to their best judgment.

                             SHAREHOLDER PROPOSALS

    A proposal by a shareholder for inclusion in the Company's proxy statement and form of proxy for the 2001 annual meeting of shareholders must be received by John F. Coburn III, Assistant Secretary of NIKE, at One Bowerman Drive, Beaverton, Oregon 97005-6453, on or before April 17, 2001 in order to be eligible for inclusion. Rules under the Securities Exchange Act of 1934 describe standards as to the submission of shareholder proposals. In addition, the Company's bylaws require that any shareholder wishing to make a nomination for Director, or wishing to introduce a proposal or other business at a shareholder meeting must give the Company at least 60 days' advance written notice, and that notice must meet certain requirements described in the bylaws.

    A COPY OF NIKE'S 2000 ANNUAL REPORT ON FORM 10-K WILL BE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON REQUEST TO: INVESTOR RELATIONS, NIKE, INC., ONE BOWERMAN DRIVE, BEAVERTON, OREGON 97005-6453.

                                           For the Board of Directors

                                           JOHN E. JAQUA
                                           SECRETARY

                                   EXHIBIT A
                     NIKE, INC. 1990 STOCK INCENTIVE PLAN*

    1. PURPOSE. The purpose of this Stock Incentive Plan (the "Plan") is to enable NIKE, Inc. (the "Company") to attract and retain as directors, officers, employees, consultants, advisors and independent contractors people of initiative and ability and to provide additional incentives to such persons.

    2. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided below and in paragraph 10, the shares to be offered under the Plan shall consist of Class B Common Stock of the Company ("Shares"), and the total number of Shares that may be issued under the Plan shall not exceed [TWENTY-FIVE MILLION (25,000,000)] THIRTY-SEVEN MILLION FIVE HUNDRED THOUSAND (37,500,000) SHARES. If an option or stock appreciation right granted under the Plan expires, terminates or is canceled, the unissued Shares subject to such option or stock appreciation right shall again be available under the Plan. If Shares sold or awarded as a bonus under the Plan are forfeited to the Company or repurchased by the Company, the number of Shares forfeited or repurchased shall again be available under the Plan.

    3.  EFFECTIVE DATE AND DURATION OF PLAN.

        (a) EFFECTIVE DATE. The Plan shall become effective when adopted by the Board of Directors of the Company. However, no option or stock appreciation right granted under the Plan shall become exercisable until the Plan is approved by the affirmative vote of the holders of a majority of the Common Stock of the Company represented at a shareholders meeting at which a quorum is present and any awards under the Plan prior to such approval shall be conditioned on and subject to such approval. Subject to this limitation, options and stock appreciation rights may be granted and Shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

        (b) DURATION. The Plan shall continue in effect until all Shares available for issuance under the Plan have been issued and all restrictions on such Shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options and Shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any right of the Company to repurchase Shares or the forfeitability of Shares issued under the Plan.

------------------------

* Matter in bold and underlined is new; matter in brackets and italics is to be deleted.

    4.  ADMINISTRATION.

    The Plan shall be administered by a committee appointed by the Board of Directors of the Company consisting of not less than two directors (the "Committee"), which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards, except that only the Board of Directors may amend or terminate the Plan as provided in paragraphs 3 and 13. Subject to the provisions of the Plan, the Committee may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to Shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Committee shall be final and conclusive. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency. Notwithstanding anything to the contrary contained in this Paragraph 4, the Committee may delegate to the Chief Executive Officer of the Company the authority to grant awards with respect to a maximum of 50,000 Shares to any eligible employee who is not, at the time of such grant, subject to the reporting requirements and liability provisions contained in Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") and the regulations thereunder.

    5. TYPES OF AWARDS; ELIGIBILITY. The Committee may, from time to time, take the following action, separately or in combination, under the Plan:
(i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as provided in paragraph 6(b);
(ii) grant options other than Incentive Stock Options ("Non-Statutory Stock Options") as provided in paragraph 6(c); (iii) award stock bonuses as provided in paragraph 7; (iv) sell shares subject to restrictions as provided in paragraph 8; and (v) grant stock appreciation rights as provided in paragraph 9. Any such awards may be made to employees, including employees who are officers or directors, of the Company or any parent or subsidiary corporation of the Company and to other individuals described in paragraph 1 who the Committee believes have made or will make an important contribution to the Company or its subsidiaries; provided, however, that only employees of the Company shall be eligible to receive Incentive Stock Options under the Plan. The Committee shall select the individuals to whom awards shall be made. The Committee shall specify the action taken with respect to each individual to whom an award is made under the Plan. At the discretion of the Committee, an individual may be given an election to surrender an award in exchange for the grant of a new award. No employee may be granted options or stock appreciation rights under the Plan for more than 200,000 Shares in any calendar year.

    6.  OPTION GRANTS.

        (a) GRANT. The Committee may grant options under the Plan. With respect to each option grant, the Committee shall determine the number of Shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option.

        (b) INCENTIVE STOCK OPTIONS. Incentive Stock Options shall be subject to the following terms and conditions:

           (i) An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company only if the option price is at least 110 percent of the fair market value of the Shares subject to the option on the date it is granted, as described in paragraph 6(b)(iii), and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

           (ii) Subject to paragraphs 6(b)(i) and 6(d), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Committee, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

          (iii) The option price per share shall be determined by the Committee at the time of grant. Subject to paragraph 6(b)(i), the option price shall not be less than 100 percent of the fair market value of the Shares covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be deemed to be the closing price of the Class B Common Stock of the Company as reported in the New York Stock Exchange Composite Transactions in the Wall Street Journal on the day preceding the date the option is granted, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other reported value of the Class B Common Stock of the Company as shall be specified by the Committee.

           (iv) No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

        (c) NON-STATUTORY STOCK OPTIONS. The option price for Non-Statutory Stock Options shall be determined by the Committee at the time of grant. The option price may not be less than 75 percent of the fair market value of the Shares covered by the Non-Statutory Stock Option on the date the option is granted. The fair market value of Shares covered by a Non-Statutory Stock Option shall be determined pursuant to paragraph 6(b)(iii).

        (d) EXERCISE OF OPTIONS. Except as provided in paragraph 6(f), no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by the Company or any parent or subsidiary corporation of the Company and shall have been so employed continuously since the date such option was granted. Absence on leave or on account of illness or disability under rules established by the Committee shall not, however, be deemed an interruption of employment for this purpose. Except as provided in paragraphs 6(f), 10 and 11, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Committee, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Committee, if the optionee does not exercise an option in any one year with respect to the full number of Shares to which the optionee is entitled in that year, the optionee's rights shall be cumulative and the optionee may purchase those Shares in any subsequent year during the term of the option.

        (e) NONTRANSFERABILITY. Except as provided below, each stock option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, and each option by its terms shall be exercisable during the optionee's lifetime only by the optionee. A stock option may be transferred by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death. A Non-Statutory Stock Option shall also be transferable pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act. The Committee may, in its discretion, authorize all or a portion of a Non-Statutory Stock Option granted to an optionee to be on terms which permit transfer by the optionee to (i) the spouse, children or grandchildren of the optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of Immediate Family Members, or (iii) a partnership in which Immediate Family Members are the only partners, provided that
    (x) there may be no consideration for any transfer, (y) the stock option agreement pursuant to which the options are granted must expressly provide for transferability in a manner consistent with this paragraph, and
    (z) subsequent transfers of transferred options shall be prohibited except by will or by the laws of descent and distribution. Following any transfer, options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of paragraphs 6(d), 6(g), 10 and 11 the term "optionee" shall be deemed to refer to the transferee. The events of termination of employment of paragraph 6(f), shall continue to be applied with respect to the original optionee, following which the options shall be exercisable by the transferee only to the extent, and for the periods specified, and all other references to employment, termination of employment, life or death of the optionee, shall continue to be applied with respect to the original optionee.

        (f) TERMINATION OF EMPLOYMENT OR DEATH.

           (i) Unless otherwise provided at the time of grant, and except as provided in paragraph 6(f)(ii) with respect to the optionee whose employment terminates after attaining the age of 65, in the event the employment of the optionee by the Company or a parent or subsidiary corporation of the Company terminates for any reason other than because of physical disability or death, the option may be exercised at any time prior to the expiration date of the option or the expiration of three months after the date of such termination of employment, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

           (ii) Unless otherwise provided at the time of grant, in the event the employment of the optionee by the Company or a parent or subsidiary corporation of the Company terminates for any reason other than because of death or physical disability, and the optionee has attained the age of 65 at the date of such termination, the option may be exercised by the optionee free of the limitations on the amount that may be purchased in any one year specified in the option agreement at any time prior to the expiration date of the option or the expiration of three months after the date of such termination of employment, whichever is the shorter period.

          (iii) Unless otherwise provided at the time of grant, in the event the employment of the optionee by the Company or a parent or subsidiary corporation of the Company terminates because the optionee becomes disabled (within the meaning of Section 22(e)(3) of the Code), the option may be exercised by the optionee free of the limitations on the amount that may be purchased in any one year specified in the option agreement at any time prior to the expiration date of the option or the expiration of one year after the date of such termination, whichever is the shorter period.

           (iv) Unless otherwise provided at the time of grant, in the event of the death of the optionee while in the employ of the Company or a parent or subsidiary corporation of the Company, the option may be exercised free of the limitations on the amount that may be purchased in any one year specified in the option agreement at any time prior to the expiration date of the option or the expiration of one year after the date of such death, whichever is the shorter period, but only by the person or persons to whom such optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

           (v) The Committee, at the time of grant or at any time thereafter, may extend the three-month and one-year expiration periods any length of time not later than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Committee may determine.

           (vi) To the extent that the option of any deceased optionee or of any optionee whose employment terminates is not exercised within the applicable period, all further rights to purchase Shares pursuant to such option shall cease and terminate.

        (g) PURCHASE OF SHARES. Unless the Committee determines otherwise, Shares may be acquired pursuant to an option granted under the Plan only upon receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the number of Shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, and if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee's present intention to acquire the Shares for investment and not with a view to distribution. Unless the Committee determines otherwise, on or before the date specified for completion of the purchase of Shares pursuant to an option, the optionee must have paid the Company the full purchase price of such Shares in cash (including, with the consent of the Committee, cash that may be the proceeds of a loan from the Company) or with the consent of the Committee, in whole or in part, in Common Stock of the Company valued at fair market value. The fair market value of Common Stock of the Company provided in payment of the purchase price shall be the closing price of the Common Stock of the Company as reported in the New York Stock Exchange Composite Transactions in the Wall Street Journal or such other reported value of the Common Stock of the Company as shall be specified by the Committee, on the date the option is exercised, or if such date is not a trading day, then on the immediately preceding trading day. No Shares shall be issued until full payment therefor has been made. With the consent of the Committee, an optionee may request the Company to apply automatically the Shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option. Each optionee who has exercised an option shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law. With the consent of the Committee, an optionee may satisfy this obligation, in whole or in part, by having the Company withhold from the Shares to be issued upon the exercise that number of Shares that would satisfy the withholding amount due or by delivering Common Stock of the Company to the Company to satisfy the withholding amount. Upon the exercise of an option, the number of Shares reserved for issuance under the Plan shall be reduced by the number of Shares issued upon exercise of the option.

    7. STOCK BONUSES. The Committee may award Shares under the Plan as stock bonuses. Shares awarded as a stock bonus shall be subject to the terms, conditions, and restrictions determined by the

Committee. The restrictions may include restrictions concerning transferability and forfeiture of the Shares awarded, together with such other restrictions as may be determined by the Committee. The Committee may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Committee. The certificates representing the Shares awarded shall bear any legends required by the Committee. The Company may require any recipient of a stock bonus to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the recipient, including salary, subject to applicable law. With the consent of the Committee, a recipient may deliver Common Stock of the Company to the Company to satisfy this withholding obligation. Upon the issuance of a stock bonus, the number of Shares reserved for issuance under the Plan shall be reduced by the number of Shares issued.

    8. RESTRICTED STOCK. The Committee may issue Shares under the Plan for such consideration (including promissory notes and services) as determined by the Committee, provided that in no event shall the consideration be less than 75 percent of fair market value of the Shares at the time of issuance. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Committee. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the Shares issued, together with such other restrictions as may be determined by the Committee. All Shares issued pursuant to this paragraph 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective recipient of the Shares prior to the delivery of certificates representing such Shares to the recipient. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Committee. The certificates representing the Shares shall bear any legends required by the Committee. The Company may require any purchaser of restricted stock to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the purchaser, including salary, subject to applicable law. With the consent of the Committee, a purchaser may deliver Common Stock of the Company to the Company to satisfy this withholding obligation. Upon the issuance of restricted stock, the number of Shares reserved for issuance under the Plan shall be reduced by the number of Shares issued.

    9.  STOCK APPRECIATION RIGHTS.

        (a) GRANT. Stock appreciation rights may be granted under the Plan by the Committee, subject to such rules, terms, and conditions as the Committee prescribes.

        (b) EXERCISE.

           (i) A stock appreciation right shall be exercisable only at the time or times established by the Committee. If a stock appreciation right is granted in connection with an option, the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised. Upon exercise of a stock appreciation right, any option or portion thereof to which the stock appreciation right relates terminates. If a stock appreciation right is granted in connection with an option, upon exercise of the option, the stock appreciation right or portion thereof to which the option relates terminates.

           (ii) The Committee may withdraw any stock appreciation right granted under the Plan at any time and may impose any conditions upon the exercise of a stock appreciation right or adopt rules and regulations from time to time affecting the rights of holders of stock appreciation rights. Such rules and regulations may govern the right to exercise stock appreciation rights granted before adoption or amendment of such rules and regulations as well as stock appreciation rights granted thereafter.

          (iii) Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Class B Common Stock of the Company over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the option price per Share under the option to which the stock appreciation right relates), multiplied by the number of Shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. Payment by the Company upon exercise of a stock appreciation right may be made in Shares valued at fair market value, in cash, or partly in Shares and partly in cash, all as determined by the Committee.

           (iv) For purposes of this paragraph 9, the fair market value of the Class B Common Stock of the Company on the date a stock appreciation right is exercised shall be the closing price of the Class B Common Stock of the Company as reported in the New York Stock Exchange Composite Transactions in the Wall Street Journal, or such other reported value of the Class B Common Stock of the Company as shall be specified by the Committee, on the date the stock appreciation right is exercised, or if such date is not a trading day, then on the immediately preceding trading day.

           (v) No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash shall be paid in an amount equal to the value of the fractional share.

           (vi) Each stock appreciation right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or county of the holder's domicile at the time of death, and each stock appreciation right by its terms shall be exercisable during the holder's lifetime only by the holder; provided, however, that a stock appreciation right not granted in connection with an Incentive Stock Option shall also be transferable pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act.

          (vii) Each participant who has exercised a stock appreciation right shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant including salary, subject to applicable law. With the consent of the Committee a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any Shares to be issued upon the exercise that number of Shares that would satisfy the withholding amount due or by delivering Common Stock of the Company to the Company to satisfy the withholding amount.

         (viii) Upon the exercise of a stock appreciation right for Shares, the number of Shares reserved for issuance under the Plan shall be reduced by the number of Shares issued. Cash payments of stock appreciation rights shall not reduce the number of Shares reserved for issuance under the Plan.

    10. CHANGES IN CAPITAL STRUCTURE. If the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Committee in the number and kind of shares available for awards under the Plan, provided that this paragraph 10 shall not apply with respect to transactions referred to in paragraph 11. In addition, the Committee shall make appropriate adjustment in the number and kind of shares as to which outstanding options and stock appreciation rights, or portions thereof then unexercised, shall be exercisable, to the end that the optionee's proportionate interest is maintained as before the occurrence of such event. The Committee may also require that any securities issued in respect of or exchanged for Shares issued hereunder that are subject to restrictions be subject to similar restrictions. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive. In the event of a merger, consolidation or plan of exchange affecting the Company to which paragraph 11 does not apply, in lieu of providing for options and stock appreciation rights as provided above in this paragraph 10, the Committee may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options and stock appreciation rights in whole or in part without any limitation on exercisability and upon the expiration of such 30-day period all unexercised options and stock appreciation rights shall immediately terminate.

    11.  SPECIAL ACCELERATION IN CERTAIN EVENTS.

        (a) SPECIAL ACCELERATION. Notwithstanding any other provisions of the Plan, a special acceleration ("Special Acceleration") of options and stock appreciation rights outstanding under the Plan shall occur with the effect set forth in paragraph 11(b) at any time when the shareholders of the Company approve one of the following ("Approved Transactions"):

           (i) Any consolidation, merger, plan of exchange, or transaction involving the Company ("Merger") in which the Company is not the continuing or surviving corporation or pursuant to which the Common Stock of the Company would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of the Common Stock of the Company immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation after the Merger; or

           (ii) Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the adoption of any plan or proposal for the liquidation or dissolution of the Company.

        (b) EFFECT ON OUTSTANDING OPTIONS AND STOCK APPRECIATION RIGHTS. Except as provided below in this paragraph 11(b), upon a Special Acceleration pursuant to paragraph 11(a), all options and stock appreciation rights then outstanding under the Plan shall immediately become exercisable in full during the remainder of their terms; provided, the Committee may, in its sole discretion, provide a 30-day period prior to an Approved Transaction during which optionees shall have the right to exercise options and stock appreciation rights, in whole or in part, without any limitation on exercisability, and upon the expiration of such 30-day period all unexercised options and stock appreciation rights shall immediately terminate.

    12. CORPORATE MERGERS, ACQUISITIONS, ETC. The Committee may also grant options, stock appreciation rights, and stock bonuses and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses, and restricted stock, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a parent or subsidiary corporation of the Company is a party.

    13. AMENDMENT OF PLAN. The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in paragraphs 6(f), 9, 10 and 11, however, no change in an award already granted shall be made without the written consent of the holder of such award.

    14. APPROVALS. The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange or trading system on which the Company's shares may then be listed or admitted for trading, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Class B Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

    15. EMPLOYMENT AND SERVICE RIGHTS. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any parent or subsidiary corporation of the Company or shall interfere in any way with the right of the Company or any parent or subsidiary corporation of the Company by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to increase or decrease such employee's compensation or benefits, or (ii) confer upon any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

    16. RIGHTS AS A SHAREHOLDER. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Shares until the date of issue to the recipient of a stock certificate for such Shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

                                   EXHIBIT B
                 NIKE, INC. EXECUTIVE PERFORMANCE SHARING PLAN

    This is the Executive Performance Sharing Plan of NIKE, Inc. for the payment of incentive compensation to designated employees.

    SECTION 1. DEFINITIONS. The following terms have the following meanings:

    BOARD: The Board of Directors of the Company.

    CODE: The Internal Revenue Code of 1986, as amended.

    COMMITTEE: The Personnel Committee of the Board, provided however, if the Personnel Committee of the Board is not composed entirely of Outside Directors, the "Committee" shall mean a committee composed entirely of at least two Outside Directors appointed by the Board from time to time.

    COMPANY: NIKE, Inc.

    EXCHANGE ACT: The Securities Exchange Act of 1934, as amended.

    OUTSIDE DIRECTORS: The meaning ascribed to this term in Section 162(m) of the Code and the regulations proposed or adopted thereunder.

    PERFORMANCE TARGET: An objectively determinable level of performance as selected by the Committee to measure performance of the Company or any subsidiary, division, or other unit of the Company for the Year based on one or more of the following: net income, net income before taxes, operating income, revenues, return on sales, return on equity, earnings per share, total shareholder return, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring, or other special charges, as determined by the Committee at the time of establishing a Performance Target.

    PLAN: The Executive Performance Sharing Plan of the Company.

    TARGET AWARD: An amount of cash compensation to be paid to a Plan participant based on achievement of a particular Performance Target level established by the Committee, expressed as a percentage of the participant's base salary at the beginning of the Year, determined in accordance with guidelines established by the Committee.

    YEAR: The fiscal year of the Company.

    SECTION 2. OBJECTIVES. The objectives of the Plan are to:

    (a) recognize and reward on an annual basis the Company's corporate officers for their contributions to the overall profitability and performance of the Company; and

    (b) qualify compensation under the Plan as "performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

    SECTION 3. ADMINISTRATION. The Plan will be administered by the Committee. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making awards and to make all other determinations necessary or advisable for the administration of the Plan.

    SECTION 4. PARTICIPATION. Participation in the Plan shall be limited to individuals who are corporate officers of the Company.

    SECTION 5. DETERMINATION OF THE PERFORMANCE TARGETS AND AWARDS. The Committee shall determine, in its sole discretion, the Performance Targets and Target Award opportunities for each participant, within 90 days of the beginning of each Year. The Committee may establish (i) several Performance Target levels for each participant, each corresponding to a different Target Award opportunity, and (ii) different Performance Targets and Target Award opportunities for each participant in the Plan. The maximum Target Award opportunity under the Plan for a participant in any Year shall be the lesser of 150% of the participant's base salary established at the beginning of the Year, or $2 million. For competitive reasons, the specific Performance Targets determined by the Committee will not be publicly disclosed.

    SECTION 6. DETERMINATION OF PLAN AWARDS. At the conclusion of the Year, in accordance with Section 162(m)(4)(C)(iii) of the Code, prior to the payment of any award under the Plan, the Committee shall certify in the Committee's internal meeting minutes the attainment of the Performance Targets for the Year and the calculation of the awards. No award shall be paid if the related Performance Target is not met. In no event shall an award to any participant exceed the lesser of 150% of the participant's base salary, or $2 million. The Committee may, in its sole discretion, reduce or eliminate any participant's calculated award based on circumstances relating to the performance of the Company or the participant. Awards will be paid in cash as soon as practicable following the Committee's certification of the awards.

    SECTION 7. TERMINATION OF EMPLOYMENT. The terms of a Target Award may provide that in the event of a participant's termination of employment for any reason during a Year, the participant (or his or her beneficiary) will receive, at the time provided in Section 6, all or any portion of the award to which the participant would otherwise have been entitled.

    SECTION 8. MISCELLANEOUS.

    (A) AMENDMENT AND TERMINATION OF THE PLAN. The Committee with the approval of the Board may amend, modify or terminate the Plan at any time and from time to time except insofar as approval by the Company's shareholders is required pursuant to Section 162(m)(4)(C)(ii) of the Code. The Plan shall terminate at the first shareholder meeting that occurs in the fifth Year after the

Company's shareholders approve the Plan. Notwithstanding the foregoing, no such amendment, modification or termination shall affect the payment of Target Awards previously established.

    (B) NO ASSIGNMENT. Except as otherwise required by applicable law, no interest, benefit, payment, claim or right of any participant under the plan shall be subject in any manner to any claims of any creditor of any participant or beneficiary, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to take any such action shall be null and void.

    (C) NO RIGHTS TO EMPLOYMENT. Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or any of its subsidiaries. The Company reserves the right to terminate a participant at any time for any reason notwithstanding the existence of the Plan.

    (D) BENEFICIARY DESIGNATION. The Committee shall establish such procedures as it deems necessary for a participant to designate a beneficiary to whom any amounts would be payable in the event of a participant's death.

    (E) PLAN UNFUNDED. The entire cost of the Plan shall be paid from the general assets of the Company. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board nor the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities, nor shall the Company be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.

    (F) APPLICABLE LAW. The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Oregon.

                                   EXHIBIT C
                            AUDIT COMMITTEE CHARTER

MEMBERSHIP

    The Audit Committee will consist of at least three directors, all of whom are not officers or employees of NIKE or its affiliates. The Committee members will meet the independence and expertise requirements of the New York Stock Exchange ("NYSE") Listed Company Manual. The chair and the members of the Committee shall be appointed by the Board of Directors approximately annually.

MEETINGS

    The Committee shall meet from time to time in conjunction with regular meetings of the Board of Directors, and at such other times determined by the Committee or the chair of the Committee.

RESPONSIBILITIES

    Committee is responsible to:

1. Select, evaluate and, where appropriate, replace the outside auditor, subject to appointment by the Board of Directors, with such appointment subject to ratification by the shareholders; and review and determine the terms of engagement of the outside auditor. The outside auditor for NIKE shall be ultimately accountable to the Committee and the Board of Directors.

2. Ensure that the outside auditor submits on a periodic basis to the Committee a formal written statement delineating all relationships between the auditor and NIKE.

3. Actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that may affect the objectivity and independence of the outside auditor and recommend that the Board of Directors take appropriate action in response to the outside auditor's report to satisfy itself of the outside auditors' independence.

4. Review with the outside auditor the scope of the audit and plan for outside auditor's annual audit prior to its implementation.

5. Review with the outside auditors, the internal auditors, and members of senior management, as appropriate, the scope, results, and significant recommendations of the annual audit, including:

    (a) the outside auditor's opinion on the annual financial statements;

    (b) any related management letter or other recommendations the auditors may have with respect to the adequacy and effectiveness of NIKE's financial reporting, accounting, and auditing processes and systems, financial controls, and other internal controls; and

    (c) management's responses to the recommendations.

6. Review with the outside auditors, the internal auditors, and members of senior management, as appropriate, the scope, results, opinions, and significant recommendations of other material audits, and management's responses to the recommendations.

7. Review with the outside auditors and the internal auditors the scope of and plan for respective significant future audits.

8. Meet with the outside auditors, without management present, and meet with the internal auditors, without other management present, to discuss any items of significance and to ensure that the outside auditors and the internal auditors have unrestricted access to the Committee.

9. Review with the outside auditors and management NIKE's quarterly financial statements prior to filing and discuss with the outside auditors any items required to be communicated by the independent auditors with respect to interim financial statements in accordance with SAS 61 and 71.

10. Review NIKE's Annual Report filed with the Securities and Exchange Commission on Form 10-K, and recommend to the Board of Directors that the audited financial statements be included in the Form 10-K.

11. Prepare a report for inclusion in the annual Proxy Statement that summarizes the Committee's activities in compliance with Item 7 of Schedule 14A under the Securities and Exchange Act of 1934.

12. Prepare and provide to the NYSE a written affirmation annually of director independence and qualifications to serve on the Committee as required by the NYSE Listed Company Manual.

13. Present to the Board of Directors such comments and recommendations as the Committee deems appropriate, and perform such other duties and functions as may be assigned by the Board of Directors or deemed appropriate by the Committee within the context of this charter.

ANNUAL REVIEW

    The Committee will review and reassess the adequacy of this Charter on an annual basis.

                                     ANNUAL
                                    MEETING
                                      AND
                                PROXY STATEMENT
                               SEPTEMBER 18, 2000
                                PORTLAND, OREGON

                                     [LOGO]

               This proxy statement is printed on recycled paper

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

[LOGO]

NIKE, INC.                      VOTE BY PHONE - 1-800-690-6903
P.O. BOX 8094                   Use any touch-tone telephone to transmit your voting
JERSEY CITY, NJ 08818-8094      instructions. Have your proxy card in hand when you call.
                                You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

                                VOTE BY INTERNET - WWW.PROXYVOTE.COM
                                Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

                                VOTE BY MAIL -
                                Mark, sign and date your proxy card and return it in the postage-
                                paid envelope we've provided or return to Nike, Inc., c/o ADP,
                                51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    NIKE01        KEEP THIS PORTION FOR YOUR RECORDS
---------------------------------------------------------------------------------------------------------------
                                                                            DETACH AND RETURN THIS PORTION ONLY
                               THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NIKE, INC.

For address changes and/or comments, please check this box and write them on the back where indicated. / /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2, 3, AND 4.
                                         ---
                                                                           FOR   WITHHOLD  FOR ALL   To withhold authority to vote,
                                                                           ALL      ALL    EXCEPT    mark "For All Except" and
1. Election of Directors:                                                                            write the nominee's number on
   Nominees: 01) Ralph D. DeNunzio,                                        / /      / /      / /     the line below.
   02) Richard K. Donahue, 03) Douglas G. Houser, 04) John E. Jaqua,
   05) Philip H. Knight, 06) Charles W. Robinson, 07) A. Michael Spence,                             ------------------------------
   08) John R. Thompson, Jr.
                                                                                                             For  Against  Abstain
2. Proposal to approve the amendment to the NIKE, Inc. 1990 Stock Incentive                                  / /     / /      / /
   Plan.

3. Proposal to reapprove the NIKE, Inc. Executive Performance Sharing Plan.                                  / /     / /      / /

4. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as                                       / /     / /      / /
   independent accountants.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE
ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR PROPOSALS 2, 3, AND 4. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS
WHICH MAY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN
ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

(Please date and sign above exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.)

------------------------------------------------      ------------------------------------------------

------------------------------------------------      ------------------------------------------------
Signature [PLEASE SIGN WITHIN BOX]   Date             Signature (Joint Owners)           Date

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

                                        NIKE, INC.

                                 CLASS A COMMON STOCK PROXY

                        SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                               FOR THE 2000 MEETING OF SHAREHOLDERS
                                        SEPTEMBER 18, 2000

The undersigned hereby appoints Philip H. Knight, Delbert J. Hayes and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated below, on behalf of the undersigned all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 18, 2000, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

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

[LOGO]

NIKE, INC.                      VOTE BY PHONE - 1-800-690-6903
P.O. BOX 8094                   Use any touch-tone telephone to transmit your voting
JERSEY CITY, NJ 08818-8094      instructions. Have your proxy card in hand when you call.
                                You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

                                VOTE BY INTERNET - WWW.PROXYVOTE.COM
                                Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

                                VOTE BY MAIL -
                                Mark, sign and date your proxy card and return it in the postage-
                                paid envelope we've provided or return to Nike, Inc., c/o ADP,
                                51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    NIKE03        KEEP THIS PORTION FOR YOUR RECORDS
---------------------------------------------------------------------------------------------------------------
                                                                            DETACH AND RETURN THIS PORTION ONLY
                               THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NIKE, INC.

For address changes and/or comments, please check this box and write them on the back where indicated. / /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2, 3, AND 4.
                                         ---
                                                                           FOR   WITHHOLD  FOR ALL   To withhold authority to vote,
                                                                           ALL      ALL    EXCEPT    mark "For All Except" and
1. Election of Directors:                                                                            write the nominee's number on
   Nominees: 01) Thomas E. Clarke,,                                        / /      / /      / /     the line below.
   02) Jill K. Conway, and 03) Delbert J. Hayes
                                                                                                     ------------------------------

                                                                                                             For  Against  Abstain
2. Proposal to approve the amendment to the NIKE, Inc. 1990 Stock Incentive                                  / /     / /      / /
   Plan.

3. Proposal to reapprove the NIKE, Inc. Executive Performance Sharing Plan.                                  / /     / /      / /

4. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as                                       / /     / /      / /
   independent accountants.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE
ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR PROPOSALS 2, 3, AND 4. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS
WHICH MAY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN
ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

(Please date and sign above exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.)

------------------------------------------------      ------------------------------------------------

------------------------------------------------      ------------------------------------------------
Signature [PLEASE SIGN WITHIN BOX]   Date             Signature (Joint Owners)           Date


                                        NIKE, INC.

                                 CLASS B COMMON STOCK PROXY

                        SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                               FOR THE 2000 MEETING OF SHAREHOLDERS
                                        SEPTEMBER 18, 2000

The undersigned hereby appoints Philip H. Knight, Delbert J. Hayes and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated below, on behalf of the undersigned all shares of Class B Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 18, 2000, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

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ADDRESS CHANGE/COMMENTS:

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